Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in Amendment No. 2 to this Registration Statement of Long Island Iced Tea Corp. on Form S-1 (File No. 333-210669) of our report dated March 22, 2016 with respect to our audits of the consolidated financial statements of Long Island Iced Tea Corp. as of December 31, 2015 and 2014 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Melville, NY

June 8, 2016